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                             ARTHROCARE CORPORATION
                                  EXHIBIT 11.1
                        COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                                 Three months ended:        Six months ended:
                                                June 29,     June 30,     June 29,     June 30,
                                                  1996         1995         1996         1995
                                                -------      -------      -------      -------
Weighted average common shares outstanding        8,675        1,688        4,641        1,498
   for the period

Common equivalent shares pursuant to Staff
   Accounting Bulletin No. 83                         -        3,117        3,117        3,117
                                                -------      -------      -------      -------

Shares used in per share calculation              8,675        4,805        7,758        4,615
                                                =======      =======      =======      =======

Net loss                                        $(1,735)     $(1,447)     $(3,478)     $(2,653)
                                                =======      =======      =======      =======

Net loss per share                              $ (0.20)     $ (0.30)     $ (0.45)     $ (0.57)
                                                =======      =======      =======      =======


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